EXHIBIT 5

                OPINION OF MARVIN S. MALTZMAN



     HOUSE OF FABRICS - SO-FRO FABRICS - FABRICLAND

MARVIN S. MALTZMAN, Sr. Vice President
Secretary and General Counsel



September 23, 1996


Securities & Exchange Commission
450 Fifth Street, NW
Washington, DC  20549

RE:  OPINION OF COUNSEL FOR HOUSE OF FABRICS
     1996 NON-QUALIFIED STOCK OPTION PLAN

Gentlepersons:

I am rendering this Opinion of Counsel in my capacity as Sr. Vice President, Secretary and General Counsel of House of Fabrics, Inc., a Delaware Corporation, to be used in connection with the Registration Statement on Form S-8 to be filed by House of Fabrics, Inc., with the Securities and Exchange Commission seeking approval to issue 583,500 shares pursuant to the House of Fabrics 1996 Non-Qualified Stock Option Plan (hereafter "Plan").

In that connection, I have examined the Form S-8 Registration Statement and all exhibits attached thereto, and based upon that examination, state that all shares of common stock issued pursuant to the Plan will be fully issued and non-assessable, and when the certificates have been issued, counter-signed and registered by the Company's Transfer Agent and Registrar in the names of the respective shareholder, said stock will be legally issued.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 under the Securities
Act of 1933.

Sincerely,


Marvin S. Maltzman
Marvin S. Maltzman
MSM:bhh




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